Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

SPECTAIRE HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	3,067,438	$1.655	$5,076,609.89	$0.00014760	$749.31
	Total Offering Amounts					$5,076,609.89		$749.31
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due					$749.31		$749.31

(1)	Includes up to 3,067,438 shares of Common Stock that are available to be issued and sold by the Company to the Shareholder from time to time at the Company’s election under the Purchase Agreement (as defined in the Prospectus), including up to 300,000 shares of Common Stock that are issuable upon the conversion of the ELOC Note (as defined in the Prospectus). Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating as the registration fee pursuant to Rule 457(c) promulgated under Securities Act based on the average of the high and low sales prices of shares of the registrant’s Class A Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on December 14, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).